EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of Speedemissions, Inc. on Form SB-2, to be filed on or about October 7, 2005, of our report dated February 20, 2004 relating to the 2003 consolidated financial statements of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) appearing in the Company’s Form 10-KSB filed on or about April 15, 2005. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Bennett Thrasher PC
Bennett Thrasher PC

Atlanta, Georgia
October 6, 2005